Exhibit 5

OPINION OF COUNSEL

October 9, 2018

Cal-Maine Foods, Inc.
3320 Woodrow Wilson Drive
Jackson, MS 39209

Re:    Registration Statement on Form S-3 Filed on October 9, 2018

Ladies and Gentlemen:

As counsel for Cal-Maine Foods, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 11,913,101 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), to be offered for resale for the account of selling stockholders of the Company, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We do not express any opinion concerning matters under or involving any law other than the law of the State of Mississippi, the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Statutes and the Delaware Constitution) and applicable federal law of the United States of America. The opinions expressed in this letter are based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Yours sincerely,

/s/ James H. Neeld, IV

James H. Neeld, IV
Young Wells Williams P.A.